Exhibit 10.2

AMENDMENT No. 1, dated as of May 28, 2015 (the “Amendment”), to the SUBSCRIPTION AND SUPPORT AGREEMENT, dated as of July 15, 2014 (the “Subscription Agreement”), by and among BRITISH AMERICAN TOBACCO P.L.C., a public limited company incorporated under the laws of England and Wales (“BAT”), REYNOLDS AMERICAN INC., a North Carolina corporation (“Parent”) and, for purposes of Section 5.08(a) only, BROWN & WILLIAMSON HOLDINGS INC., a Delaware corporation and wholly owned Subsidiary of BAT (“Holdings”).

WHEREAS, the parties hereto entered into the Subscription Agreement, pursuant to which BAT agreed to purchase a number of shares of Parent Common Stock that would result in BAT owning 42.17832% of the shares of Parent Common Stock outstanding immediately after the Merger (after giving effect to the Share Issuance);

WHEREAS, the parties are party to the Governance Agreement, dated as of July 30, 2004, as amended (the “Governance Agreement”), pursuant to which each party hereto has certain rights and obligations;

WHEREAS, as a result of the trading blackout implemented by Parent in connection with the proposed Merger and related transactions, Parent has been unable to repurchase certain shares of Parent Common Stock issued under its stock plans that Parent committed to repurchase pursuant to Section 2.04(d) of the Governance Agreement;

WHEREAS, the parties hereto desire to enter into this Amendment in order to amend Schedule A of the Subscription Agreement to provide Parent with additional time to repurchase such shares of Parent Common Stock as required under Section 2.04(d) of the Governance Agreement and to provide that the number of shares of Parent Common Stock purchased by BAT or its Designated Subsidiary, when taken together with the shares Parent will repurchase in accordance with Section 2.04(d) of the Governance Agreement, will result in BAT beneficially owning 42.17832% of the shares of Parent Common Stock outstanding immediately after the Merger (taking into account the Share Issuance); and

WHEREAS, capitalized terms used herein and not defined herein will have the meaning ascribed to such terms in the Subscription Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Amendment to the Subscription Agreement.

(a) SCHEDULE A of the Subscription Agreement is hereby amended and restated in its entirety as follows:

“The number of New Shares to be purchased by, and issued to, BAT pursuant to Section 2.01 will be equal to the number of shares (rounded up to the next whole share) of Parent Common Stock that, when added to the number of shares of Parent Common Stock beneficially owned by BAT immediately prior to the Share Issuance, but excluding the shares of Parent Common Stock issued since March 1, 2015 and on or prior to the Closing Date that would have been purchased by Parent in the open market under the Governance Agreement had Parent not been subject to a trading blackout from that date through the consummation of the transactions contemplated by this Agreement (the “Parent Shares Subject to Repurchase”), will result in BAT owning 42.17832% of the shares of Parent Common Stock outstanding immediately after the Merger (after giving effect to the Share Issuance), including the number of shares beneficially owned by BAT on the Closing Date (after giving effect to the Share Issuance), and held by all other Persons.

Per Share Purchase Price:	$60.16”

(b) For the avoidance of doubt, as of the date of this Amendment, the number of Parent Shares Subject to Repurchase is 876,480.

(c) A new SECTION 5.12 is hereby added to the Subscription Agreement and reads as follows:

“SECTION 5.12 Parent Shares Subject to Repurchase. Parent shall repurchase the Parent Shares Subject to Repurchase as promptly as practicable following the date of Amendment No. 1 to this Agreement but in no event later than 11 Available Trading Days (as such term is defined and determined in the Governance Agreement) following the date of Amendment No. 1 to this Agreement, consistent with the current rights and obligations of the parties under the Governance Agreement. Without limiting the generality of the foregoing, Parent shall use best efforts to repurchase all or as many as possible of the Parent Shares Subject to Repurchase on the Available Trading Days falling prior to the beginning of the next regularly scheduled quarterly trading “blackout period” on June 15, 2015, which, for the avoidance of doubt, will not require Parent to take any action in violation of law or that would reasonably be expected to cause the directors of Parent to violate their fiduciary duties.”

SECTION 2. Amendment Part of the Subscription Agreement. This Amendment shall be considered to be a part of the Subscription Agreement and shall be subject to the provisions thereof. Except as expressly set forth herein, the Subscription Agreement shall continue in full force and effect without waiver, modification or amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

REYNOLDS AMERICAN INC.

by	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	Senior Vice President

BRITISH AMERICAN TOBACCO P.L.C.

by	/s/ Robert J. Casey
	Name:	Robert J. Casey
	Title:	Assistant General Counsel & Corporate

SOLELY FOR PURPOSES OF SECTION 5.08(a):

BROWN & WILLIAMSON HOLDINGS, INC.

by	/s/ Timothy J. Hazlett
	Name:	Timothy J. Hazlett
	Title:	President

[Signature Page to Amendment No. 1 to Subscription and Support Agreement]